Exhibit 10.1

22nd Century Group, Inc.

321 Farmington Road

Mocksville, North Carolina 27028

(716) 270-1523

Dated as of April [  ], 2025

To Holders of Common Stock Purchase Warrants

Re: Inducement Offer to Exercise Common Stock Purchase Warrants

Dear Holder:

22nd Century Group, Inc. (the “Company”) is pleased pursuant to this letter agreement (this “Agreement”) to offer to you the opportunity to exercise all or part of the warrants of the Company beneficially owned by you: (i) on September 13, 2024, (ii) on October 1, 2024, and (iii) on October 14, 2024 (collectively, the “Existing Warrants”) as set forth on the signature page hereto (the “Holder”), exercisable for the number shares of the Company’s common stock, par value $0.00001 per share, as set forth in such Existing Warrants (the “Existing Warrant Shares”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Warrants.

In consideration for exercising the Existing Warrants held by you in part or in full for the number of Existing Warrant Shares set forth on the signature page hereto in cash at a reduced exercise price $[*]1 per Existing Warrant (the “Warrant Exercise”), the Company hereby offers to issue you or your designee a new common stock purchase warrant (the “New Warrant”) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”), to purchase up to a quantity of shares of Common Stock (the “New Warrant Shares”) equal to 100% of the number of Existing Warrant Shares issued pursuant to the exercise of the Existing Warrants hereunder, which New Warrant shall be in the form attached hereto as Exhibit A. Each holder agrees to exercise 60% of the Existing Warrants within one business day of this Agreement and the remaining 40% within 30 calendar days following the Effectiveness Date (as defined below), provided that the Company’s stock price at such time equals or exceeds 90% of $[*]2.

As soon as reasonably practicable, but in any event no later than May 15, 2025, the Company shall file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale of the outstanding Existing Warrant Shares. The Company shall use commercially reasonable efforts to cause such registration statement to become effective within 45 days following the date of this Agreement (the date such registration statement is declared effective, the “Effectiveness Date”) and to keep such registration statement effective at all times until no Holder owns any Shares or shares issuable upon exercise of the Prefunded Warrants.

[In addition, on the date of this Agreement, the Company and the Holder agree to enter into that certain Amendment to Common Stock Purchase Warrant, substantially the form attached as Exhibit B.]

The original New Warrants will be delivered on the Closing Date (as defined below). Notwithstanding anything herein to the contrary, in the event that the exercise of an Existing Warrant would otherwise cause you to exceed the applicable Beneficial Ownership Limitation set forth in Section 2(e) of the Existing Warrants, the Company shall only issue such number of Existing Warrant Shares to you that would not cause you to exceed the maximum number of Existing Warrant Shares permitted thereunder, with the balance to be held in abeyance until notice from you that such balance (or portion thereof) may be issued in compliance with such Beneficial Ownership Limitation, which abeyance shall be evidenced through the Existing Warrants which shall be deemed prepaid thereafter, and exercised pursuant to a Notice of Exercise in the Existing Warrant (provided no additional exercise price shall be payable).

1 To equal the Nasdaq Minimum Price on the date of this Agreement.

2 To equal the Nasdaq Minimum Price on the date of this Agreement.

Expressly subject to the paragraph immediately following this paragraph below, you may accept this offer by signing this letter below, and to exercise all or part of the Existing Warrants, you may subsequently submit Notice(s) of Exercise on or before [  ] Eastern Time on April [  ], 2025.

Additionally, the Company agrees to the representations, warranties and covenants set forth on Annex A attached hereto. You represent and warrant that (i) you are an “accredited investor” as defined in Rule 501 of the Securities Act; (ii) you, either alone or together with your representatives, have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the securities offered herby, and have so evaluated the merits and risks of such investment; (iii) you are able to bear the economic risk of an investment in such securities and, at the present time, are able to afford a complete loss of such investment; and (iv) you have had the opportunity to review the transaction documents related to this investment and the Company’s filings with the Commission and understand the Company has substantial doubt regarding its ability to continue as a going concern, and have been afforded the following: the opportunity to ask such questions as you have deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the securities and the merits and risks of investing in the securities; access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable you to evaluate your investment, and the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. You further agree that the New Warrants will contain restrictive legends when issued, and subject to this Agreement and the obligation of the Company to register the New Warrant Shares under the terms of the New Warrant, neither the New Warrant nor the New Warrant Shares will be registered under the Securities Act, except in the discretion of the Company.

You understand that the Existing Warrant Shares and the New Warrant will not be registered under the Securities Act upon issuance and that the Company will undertake to register the Existing Warrant Shares and the New Warrant Shares under the Securities Act, pursuant to the terms of this letter. In furtherance thereof, the New Warrant and each certificate evidencing Existing Warrant Shares and the New Warrant Shares, if, for any reason, the Existing Warrant Shares and the New Warrant Shares, if any, are not then currently covered under an effective registration statement, shall bear a legend substantially similar to the following:

“[NEITHER] THIS SECURITY [NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE] HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. [EACH OF] THIS SECURITY [AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITY.”

Certificates evidencing Existing Warrant Shares and the New Warrant Shares shall not contain any legend (including the legend set forth above), (i) while a registration statement covering the resale of such shares is effective under the Securities Act; (ii) following any sale of such shares pursuant to Rule 144 under the Securities Act; (iii) if such shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such shares and without volume or manner-of-sale restrictions; (iv) if such shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144 as to such shares; or (v) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission and the earliest of clauses (i) through (v), the “Delegend Date”)). The Company shall cause its counsel to issue a legal opinion to the transfer agent promptly after the Delegend Date if required by the Company and/or the transfer agent to effect the removal of the legend hereunder, which opinion shall be in form and substance reasonably acceptable to you. If such Existing Warrant Shares and the New Warrant Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such shares shall be issued free of all legends. The Company agrees that following the Delegend Date or at such time as such legend is no longer required under this paragraph, it will, no later than one (1) Trading Day following the delivery by you to the Company or the Transfer Agent of a certificate representing the New Warrant Shares issued with a restrictive legend (such Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to you a certificate representing such New Warrant Shares that is free from all restrictive and other legends or, at your request shall credit the account of your prime broker with the Depository Trust Company System as directed by you.

In addition to your other available remedies, the Company shall pay to you, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of New Warrant Shares (based on the VWAP of the shares of Common Stock on the date such New Warrant Shares are submitted to the Transfer Agent) delivered for removal of the restrictive legend, $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to you by the Legend Removal Date a certificate representing the New Warrant Shares so delivered to the Company by you that is free from all restrictive and other legends and (b) if after the Legend Removal Date you purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by you of all or any portion of the number of New Warrant Shares, or a sale of a number of shares of Common Stock equal to all or any portion of the number of New Warrant Shares that you anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of your total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) over the product of (A) such number of New Warrant Shares that the Company was required to deliver to you by the Legend Removal Date multiplied by (B) the lowest closing sale price of the shares of Common Stock on any Trading Day during the period commencing on the date of the delivery by you to the Company of the applicable New Warrant Shares (as the case may be) and ending on the date of such delivery and payment under this clause (ii).

On or before 9:00 a.m. Eastern Time on April [ ], 2025, the Company shall file a Current Report on Form 8-K disclosing all material terms of the transactions contemplated hereunder. From and after the filing of such Current Report on Form 8-K, the Company represents to you that it shall have publicly disclosed all material, non-public information delivered to you by the Company, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated hereunder. In addition, effective upon the issuance of such document(s), the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and you and your Affiliates on the other hand, shall terminate.

The Company represents, warrants and covenants that, upon acceptance of this offer, any Existing Warrant Shares being held in abeyance until notice from you that such balance (or portion thereof) may be issued in compliance with such Beneficial Ownership Limitation and all of the Existing Warrant Shares shall be delivered within one (1) business day of the date the Company receives the payment of the aggregate exercise price of the Existing Warrants (the “Closing Date”) (or, with respect to Existing Warrant Shares that would otherwise be in excess of the Beneficial Ownership Limitation, within one (1) business day of the date on which the Company is notified by you that its ownership is less than the Beneficial Ownership Limitation). The terms of the Existing Warrants, including but not limited to the obligations to deliver the Existing Warrant Shares, shall otherwise remain in effect as if the acceptance of this offer were a formal Notice of Exercise (including but not limited to any liquidated damages and compensation in the event of late delivery of the Existing Warrant Shares).

The Company acknowledges and agrees that your obligations under this Agreement are several and not joint with the obligations of any other holder (each, an “Other Holder”, and together with the undersigned Holder, the “Exercising Holders”) of newly issued common stock purchase warrants of the Company offered and issued to Other Holders pursuant to substantially similar agreements containing similar inducement offers under such other agreements related to the exercise of such warrants as contained in this Agreement (“Other Warrant Exercise Agreements”), and you shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Warrant Exercise Agreement. Nothing contained in this letter agreement, and no action taken by you pursuant hereto, shall be deemed to constitute you and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that you and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement and the Company acknowledges that you and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Warrant Exercise Agreement. The Company and you confirm that you have independently participated in the negotiation of the transactions contemplated hereby with the advice of your own counsel and advisors. You shall be entitled to independently protect and enforce your rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose. Each Exercising Holder agrees not to enter into any short sales or “derivate” transactions while holding any of the Shares or New Warrants that may negatively impact the market price of the Company’s publicly traded securities until six (6) months from the later of (i) Stockholder Approval Date (as defined in the New Warrant) and (ii) the Effectiveness Date.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

22ND CENTURY GROUP, INC.

By:
Name:
Title:

[Holder Signature Page Follows]

Accepted and Agreed by:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

Number of Existing Warrants:

Total Warrants (excluding warrants issued October 24, 2024) _____________________________________

Aggregate Warrant exercise price at the exercise price being exercised contemporaneously with signing this letter agreement: _________________

Existing Warrants Beneficial Ownership Blocker: ☐ 4.99% or ☐ 9.99%

New Warrants: _______________ (100% warrant coverage)

New Warrants Beneficial Ownership Blocker: ☐ 4.99% or ☐ 9.99%

DTC Instructions:

[Holder signature page to XXII Inducement Offer]

Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to you:

(a) SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is not currently an issuer identified in Rule 144(i) under the Securities Act.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith other than the Stockholder Approval (as defined in the New Warrant). This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate of incorporation, as amended, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any liens, claims, security interests, other encumbrances or defects upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or in its ability to perform its obligations under this letter agreement.

(d) Issuance of the New Warrants. The issuance of the New Warrants is duly authorized and, upon the execution of this Agreement by the undersigned, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company, and the New Warrant Shares, when issued in accordance with the terms of the New Warrants, will be validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the New Warrant Shares in full, subject to an increase in authorized shares of Common Stock.

(e) Listing of Common Stock. The Company hereby agrees to use commercially reasonable efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed, and concurrently with the Closing, the Company shall apply to list or quote all of the New Warrant Shares on such Trading Market and promptly secure the listing of all of the New Warrant Shares on such Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the New Warrant Shares, and will take such other action as is necessary to cause all of the New Warrant Shares to be listed or quoted on such other Trading Market as promptly as possible. The Company will then take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

(f) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this letter agreement, other than: (i) the filings required pursuant to this letter agreement, (ii) application(s) or notice to each applicable Trading Market for the listing of the New Warrants and New Warrant Shares for trading thereon in the time and manner required thereby, (iii) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws, and (iv) Stockholder Approval.

(g) Stockholder Meeting. The Company covenants that it shall use commercially reasonable efforts to hold an annual or a special meeting of stockholders (“Stockholder Meeting”) on or prior to the date that is sixty (60) days following the date of this Agreement for the purpose of obtaining Stockholder Approval, with the recommendation of the Company’s Board of Directors that proposals subject to Stockholder Approval are approved, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposals. If the Company does not obtain Stockholder Approval at the first meeting, the Company shall call a meeting every ninety (90) days thereafter to seek Stockholder Approval until the earlier of the date on which Stockholder Approval is obtained or the New Warrants are no longer outstanding.

(h) Form D; Blue Sky Filings. If required, the Company agrees to timely file a Form D with respect to the New Warrants and New Warrant Shares as required under Regulation D and to provide a copy thereof, promptly upon request of any Holder. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the New Warrants and New Warrant Shares for, sale to the Holder at Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Holder.

(i) Standstill. From the date of this Agreement until 75 days after the later of (i) Stockholder Approval Date (as defined in the New Warrant) and (ii) the date that all of the Existing Warrant Shares, the shares issuable upon exercise of those certain warrants issued on October 24, 2024, and the New Warrant Shares have been registered with the SEC (the “Resale Effectiveness Date”), neither the Company nor any if its subsidiaries shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock (as defined in the New Warrant) or Common Stock Equivalents (as defined in the New Warrant) or (ii) file any registration statement or any amendment or supplement thereto, other than (a) as contemplated pursuant to this Agreement and (b) a Form S-8 registration statement for the Company’s benefit plans; provided that for the avoidance of doubt, in no event shall the Company be restricted from the actions described above following 60 days after the Stockholder Approval Date (as defined in the New Warrant). In addition:

(i)	From the date of this Agreement until six (6) months from the later of (i) Stockholder Approval Date (as defined in the New Warrant) and (ii) the Resale Effectiveness Date, without the prior written consent of the majority of the holders participating in the inducement offering pursuant to this Agreement, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of Common Stock (as defined in the New Warrant) or Common Stock Equivalents (as defined in the New Warrant) (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock (as defined in the New Warrant) either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock (as defined in the New Warrant) at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (as defined in the New Warrant) or (ii) enters into, or effects any transaction under, any agreement, including, but not limited to, an equity line of credit or at-the-market offering, whereby the Company may issue securities at a future determined price (other than standard and customary “preemptive” or “participation” rights, pursuant to a shareholder rights plan or pursuant to an agreement with a third party for an investment, acquisition or other business combination transaction or pursuant to any program established whereby suppliers and/or vendors may acquire shares as an incentive to sell products). Any investors party to this Agreement shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

(ii)	Notwithstanding the foregoing, this section shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction shall be an Exempt Issuance. “Exempt Issuance” means the issuance of (a) shares of Common Stock (as defined in the New Warrant) or options to employees, officers, directors or consultants (consistent with past practice) of the Company pursuant to any stock incentive plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, provided that any such securities issued to consultants are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period above, (b) securities upon the exercise or conversion of any securities issued hereunder and/or other securities exercisable or convertible into shares of Common Stock (as defined in the New Warrant) issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period above, and provided that any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its subsidiaries, believed by the Company to be an operating company or an owner of an asset in a business synergistic with the business of the Company, and shall provide to the Company additional benefits in addition to the investments of funds, but shall not include any transaction in which the Company is issuing any securities primarily for the purpose of raising capital or to an entity whose primary purpose is investing in securities and (d) shares of Common Stock or Common Stock Equivalents to (A) JGB Partners, LP (“JGB Partners”), JGB Capital, LP (“JGB Capital”) and JGB Capital Offshore Ltd. (“JGB Offshore” and collectively with JGB Partners and JGB Capital, the “JGB Holders”) and JGB Collateral, LLC, as collateral agent for the JGB Holders in connection with that certain Securities Purchase Agreement dated March 3, 2023, and (B) North Carolina State University (“NCSU”).

EXHIBIT A – FORM OF WARRANT

EXHIBIT B – FORM OF WARRANT AMENDMENT AGREEMENT